                                                                    Exhibit 11.1



                             CARDIAC SCIENCE, INC.
                         (A development stage company)


                     COMPUTATION OF PER SHARE INFORMATION




                                            Three Months Ended               Nine Months Ended
                                               September 30,                   September 30,
                                           1996            1995           1996            1995
                                      --------------   ------------   ------------   -------------
Earnings:
 Net income (loss).................   $     (164,552)  $   (250,955)   $  (582,618)  $    (677,085)
                                      ==============   ============    ===========   =============
Computation of primary per share
  information:
   Shares:
    Number of shares outstanding...       38,987,844     38,080,344     38,727,843      38,004,788
                                      ==============   ============    ===========   =============
Primary earnings per share:

Net income (loss)..................   $         (.00)  $       (.01)   $      (.02)  $        (.02)
                                      ==============   ============    ===========   =============



(a)  Weighted average number of shares outstanding.